EX 99.28(d)(20)(v)

Amendment to Sub Sub-Advisory Agreement

JNL Series Trust

Franklin Advisers, Inc.

Franklin Templeton Institutional, LLC

This AMENDMENT is made as of June 24, 2020, by and between Franklin Advisers, Inc. (“Franklin”), a Delaware limited liability company, and Franklin Templeton Institutional, LLC (“FTI”) a Delaware limited liability company.

WHEREAS, Franklin and FTI have entered into a Sub Sub-Advisory Agreement, dated as of October 15, 2019, as has been and may be amended from time to time (the “Agreement”), concerning Franklin engaging the portfolio management services of FTI to assist in the management of one or more series of JNL Series Trust (the “Trust”), as Franklin determines appropriate from time to time, in its sole discretion; and

WHEREAS, FTI will no longer provide portfolio management services to the JNL/Franklin Templeton Growth Allocation series of the Trust (Investment Grade Corporate strategies) effective as of the date of this Amendment; and

WHEREAS, Franklin and FTI wish to amend the Agreement for the purpose of updating Schedule 1 to reflect the changes described above.

NOW, THEREFORE, in consideration of past and prospective business relations, Franklin and FTI hereby amend the Agreement as follows:

1.       Schedule 1 of the Agreement is hereby deleted in its entirely and replaced with the Schedule 1 attached hereto.

2.       All other terms and provisions of the Agreement not amended herein remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

Franklin Advisers, Inc.

By: /s/ Edward D. Perks

Name: Edward D. Perks, CFA

Title: President, Chief Investment Officer

Franklin Templeton Institutional, LLC

By: /s/ Thomas J. Fisher, Jr.

Name: Thomas J. Fisher, Jr.

Title: President

Schedule 1

FEES

For the purposes of the Agreement, the fees payable to FTI by Franklin shall be calculated as (i) the respective gross fee for the relevant sleeve (ii) multiplied by the average net assets of the sleeve times FTI’s portfolio management contribution percentage (“PM Contribution %”).

The gross fee for each sleeve is as follows:

JNL/Franklin Templeton Growth Allocation - Frk International Growth Fund 25bps

The PM Contribution % by FTI for each sleeve is as follows:

Name	PM Contribution %	Calculation of fees payable to FTI
JNL/Franklin Templeton Growth Allocation - Frk International Growth Fund	100%	100% * 25bps = 25bps

Additionally, internal or external expenses incurred in connection with servicing the sleeve will be borne by Franklin and FTI in proportion to their respective PM Contribution %.

For the avoidance of doubt, the fees payable under the Agreement are exclusive of any Value Added Tax (“VAT”), Goods and Services Tax or other equivalent taxes, which shall be charged separately to FTI, if applicable.

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